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                                SPINE-TECH, INC.
                             1996 OMNIBUS STOCK PLAN
                             AS AMENDED MAY 8, 1997


     1. PURPOSE. The purpose of this Spine-Tech, Inc. 1996 Omnibus Stock Plan (the "Plan") is to motivate key personnel, including non-employee directors, to produce a superior return to the shareholders of Spine-Tech, Inc. (the "Company") and its Affiliates by providing such personnel an opportunity to realize Stock appreciation, by facilitating Stock ownership and by rewarding them for achieving a high level of corporate financial performance. This Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing an attractive capital accumulation opportunity.

     2. DEFINITIONS. The capitalized terms used in this Plan have the meanings set forth below.

          (a) "Affiliate" means any corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively, or any successor provision and, for purposes other than the grant of Incentive Stock Options, any joint venture in which the Company or any such "parent corporation" or "subsidiary corporation" owns an equity interest.

          (b) "Agreement" means a written contract entered into between the Company or an Affiliate and a Participant containing the terms and conditions of an Award in such form and not inconsistent with this Plan as the Committee shall approve from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law.

          (c) "Award" means a grant made under this Plan in the form of Restricted Stock, Options, Stock Appreciation Rights, Performance Units or any Other Stock-Based Award.

          (d)   "Board" means the Board of Directors of the Company.

          (e)   "Change in Control" means:

                (i) the sale, lease or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not a direct or indirect wholly owned subsidiary of the Company immediately after such sale, lease or other transfer;

                (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

                (iii) approval by the shareholders of the Company of a reorganization, merger, consolidation or a statutory exchange of Outstanding Company Voting Securities (as hereinafter defined) held by shareholders of the Company immediately prior to the statutory exchange, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of outstanding Shares (the "Outstanding Company Common Stock") and Outstanding

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          Company Voting Securities immediately prior to such reorganization, merger, consolidation or exchange do not, immediately following such reorganization, merger, consolidation or exchange, beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same respective proportions, as among themselves, as their ownership immediately prior to such reorganization, merger, consolidation or exchanges of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                (iv) a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement;

     provided, however, that, without limitation, a Change in Control shall be deemed to have occurred at such time as (x) any individual, corporation, partnership, group, association or other "person" (as such term is used in Section 14(d) of the Exchange Act), other than the Company, a direct or indirect wholly owned subsidiary of the Company or any employee benefit plan sponsored by the Company or a direct or indirect wholly owned subsidiary of the Company (a "Person") becomes, after the Effective Date, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") through stock purchase, merger, consolidation, statutory share exchange or otherwise (or, with respect to a merger, reorganization, consolidation or statutory share exchange, the shareholders of the Company shall approve a definitive agreement or plan of merger, reorganization, consolidation or exchange that, if consummated, would result in such direct or indirect beneficial ownership of 20% or more of such combined voting power), or (y) individuals who constitute the Board on the Effective Date cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising or deemed pursuant hereto to comprise the Board on the Effective Date (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be, for purposes of this clause (y), considered as though such person were a member of the Board on the Effective Date, but excluding, for this purpose, any such individual who initially becomes a director as a result of either an actual or threatened election contest (as such terms are used in the Rule 14a-11 under the Exchange Act) or other actual or threatened solicitations of proxies.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.


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          (g)   "Committee" means two or more Disinterested Persons designated by the Board to administer this Plan under Section 3 and constituted so as to permit this Plan to comply with Exchange Act Rule 16b-3.

          (h) "Company" means Spine-Tech, Inc., a Minnesota corporation, or any successor to substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

          (i) "Director" means a member of the Board of Directors of the Company.

          (j) "Director Option" means a Non-Statutory Stock Option granted to an Outside Director under Section 9.3 hereof.

          (k) "Disability" means the disability of a Participant (or in the case of an Outside Director, would, if an employee, be disabled) (i) as defined under the long-term disability plan of the Company then covering employees of the Company or, if no such plan exists, within the meaning of
     Section 22(e)(3) of the Code and (ii) which satisfies any requirements imposed by the Committee.

          (l) "Disinterested Person" means a member of the Board who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition thereto.

          (m) "Effective Date" means the date specified in Section 12.1 hereof.


          (n) "Employee" means any full-time or part-time employee, officer, director, contractor or advisor to or representative of the Company or any Affiliate thereof, whether or not such person is an employee of the Company within the meaning of the Code; PROVIDED, HOWEVER, that employees of the Company or its Affiliates within the meaning of the Code (including any such employee who is also an officer or director of the Company or any Affiliate thereof) shall be the only persons eligible to receive Options intended to constitute Incentive Stock Options. References in this Plan to "employment" and related terms shall mean the providing of services in any such capacity.

          (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time; "Exchange Act Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act as in effect with respect to the Company or any successor regulation.

          (p) "Fair Market Value" as of any date means, unless otherwise expressly provided in this Plan:

                (i) the closing price of a Share on the date immediately preceding that date or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale of Shares occurred,

                       (A) on the composite tape for New York Stock Exchange listed shares, or


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                       (B)    if the Shares are not quoted on the composite tape
                for New York Stock Exchange listed shares, on the principal United States Securities Exchange registered under the Exchange Act on which the Shares are listed, or

                       (C) if the Shares are not listed on any such exchange, on the Nasdaq National Market, or

                (ii) if clause (i) is inapplicable, the mean between the closing "bid" and the closing "asked" quotation of a Share on the date immediately preceding that date, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the Nasdaq SmallCap Market or any system then in use, or

                (iii) if clauses (i) and (ii) are inapplicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.

     However, if the applicable securities exchange or system has closed for the day at the time the event occurs that triggers a determination of Fair Market Value, all references in this paragraph to the "date immediately preceding that date" shall be deemed to be references to "that date". In the case of an Incentive Stock Option, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 16 hereof.

          (q) "Fundamental Change" means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

          (r) "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code or any successor to such section.

          (s) "Non-Statutory Stock Option" means an Option other than an Incentive Stock Option.

          (t) "Option" means a right to purchase Stock, including both Non-Statutory Stock Options and Incentive Stock Options.

          (u)   "Other Stock-Based Award" means any Award granted under
     Section 8.

          (v) "Outside Director" means a Director who is not an employee of the Company or any Affiliate.

          (w) "Participant" means an Employee or an Outside Director to whom an Award is made.

          (x) "Performance Cycle" means the period of time as specified in an Agreement over which Performance Units are to be earned.


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          (y)   "Performance Units" means an Award made pursuant to Section 11.

          (z) "Plan" means this Spine-Tech, Inc. 1996 Omnibus Stock Plan, as amended from time to time.

          (aa) "Prior Plans" means the 1994 Spine-Tech, Inc. Stock Option Plan, the Spine-Tech, Inc. Non-Employee Director Stock Option Plan and the Spine-Tech, Inc. 1991 Stock Option Plan.

          (bb) "Restricted Stock" means Stock granted under Section 7 so long as such Stock remains subject to such restrictions.

          (cc) "Retirement" as applied to a Participant, means (i) until such time as the Company adopts an employee pension benefit plan (as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974), termination of employment with the Company at any time upon or after attaining age 65; (ii) after adoption by the Company of an employee pension benefit plan, termination of employment with the Company at a time when the Participant is eligible for normal retirement under such a plan, as amended from time to time, or any successor plan thereto.

          (dd)  "Share" means a share of Stock.

          (ee) "Stock" means the Company's common stock, $.01 par value per share (as such par value may be adjusted from time to time).

          (ff)  "Stock Appreciation Right" means an Award granted under Section
     10.

          (gg) "Subsidiary" means a "subsidiary corporation", as that term is defined in Section 424(f) of the Code or any successor provision.


          (hh) "Successor" with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or pursuant to the terms of an Award or of forms submitted by the Participant to the Committee pursuant to Section 20 hereof, acquire the right to exercise an Option or Stock Appreciation Right or to receive cash and/or Shares issuable in satisfaction of an Award in the event of a Participant's death.

          (ii) "Term" means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on Restricted Stock are in effect.

     Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

     3.   ADMINISTRATION.

          3.1 AUTHORITY OF COMMITTEE. The Committee shall administer this Plan. Subject to the limitations contained in this Plan, the Committee shall have exclusive power to make


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     Awards, to determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award. Each Award shall be subject to an Agreement authorized by the Committee. The Committee may determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended.
     The Committee shall have the authority to interpret this Plan and any Award or Agreement made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with this Plan), and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive.

          3.2 DELEGATION OF AUTHORITY. Solely for purposes of determining and administering Awards to Participants who are not then subject to the reporting requirements of Section 16 of the Exchange Act, the Committee may delegate all or any portion of its authority under this Plan to persons who are not Disinterested Persons.

          3.3 AWARDS TO OUTSIDE DIRECTORS. Notwithstanding any contrary provisions of this Plan, the granting, terms, conditions and eligibility requirements of Awards granted to Outside Directors under Section 9.3 of this Plan are governed solely by the provisions of this Plan pertaining thereto, and the Committee shall have no discretion with respect to the granting of such Awards or to alter or amend any terms, conditions or eligibility requirements of such Awards to Outside Directors.

          3.4 RULE 16B-3 COMPLIANCE. It is the intent that this Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit this Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 3.4, that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void as applicable to Participants who are then subject to the reporting requirements of Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

          3.5 INDEMNIFICATION. To the full extent permitted by law, (i) no member of the Committee or any person to whom the Committee delegates authority under this Plan shall be liable for any action or determination taken or made in good faith with respect to this Plan or any Award made under this Plan, and (ii) the members of the Committee and each person to whom the Committee delegates authority under this Plan shall be entitled to indemnification by the Company with regard to such actions and determinations.

     4.   SHARES AVAILABLE UNDER THIS PLAN.

          4.1 SHARES AVAILABLE. The number of Shares available for distribution under this Plan shall not exceed 900,000 (subject to adjustment pursuant to Section 16 hereof). Any


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     Shares subject to the terms and conditions of an Award under this Plan which are not used because the terms and conditions of the Award are not met may again be used for an Award under this Plan. However, Shares with respect to which a Stock Appreciation Right has been exercised (in cash and/or in Stock) and Shares of Restricted Stock which have been granted with dividend or voting rights during the Term of the Restricted Stock may not again be awarded under this Plan.

          4.2 UNEXERCISED AWARDS. Any unexercised or undistributed portion of any terminated, expired, exchanged, or forfeited Award or any Award settled in cash in lieu of Shares (except as provided in Section 4.1 hereof) shall be available for further Awards.

          4.3 NO FRACTIONAL SHARES. No fractional Shares may be issued under this Plan; fractional Shares shall be rounded to the nearest whole Share.

          4.4 MAXIMUM PAYOUTS. No more than 35% of all Shares subject to this Plan may be granted in the aggregate pursuant to Restricted Stock and Other Stock-Based Awards.

          4.5 CONDITIONAL ISSUANCES. If this Plan is amended at any time subject to shareholder approval, then the Committee may, in accordance with the terms and conditions of this Plan, grant Awards on a conditional basis, subject to such approval by the shareholders of the Company not later than the next annual meeting of the shareholders of the Company following the date of such conditional grant. Any Award granted on a conditional basis shall not be exercisable unless and until the amendment to this Plan is approved by the shareholders of the Company. If such an amendment is not approved by the shareholders at the next annual meeting of shareholders of the Company following the conditional grant, then the conditional grant shall be canceled.

     5. ELIGIBILITY. Except as otherwise provided in Sections 3.3 and 9.3 hereof, the granting of Awards to Employees is solely at the discretion of the Committee.

     6.   GENERAL TERMS OF AWARDS.

          6.1 AWARDS. Awards under this Plan may consist of Options (either Incentive Stock Options or Non-Statutory Stock Options), Stock Appreciation Rights, Performance Units, Restricted Stock and Other Stock-Based Awards. Awards of Restricted Stock may, in the discretion of the Committee, provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether vesting is based on a period of time or based on attainment of specified performance conditions).

          6.2 AMOUNT OF AWARD. Each Agreement shall set forth the number of Shares of Restricted Stock, Other Stock-Based Awards or Performance Units subject to such Agreement, or the number of Shares to which the Option subject to such Agreement applies or with respect to which payment upon the exercise of the Stock Appreciation Right subject to such Agreement is to be determined, as the case may be.

          6.3 TERM. Each Agreement, other than those relating solely to Awards of Stock without restrictions, shall set forth the Term of the Award, and any applicable Performance Cycle for Performance Units, as the case may be, but in no event shall the Term of an Award or the Performance Cycle be longer than ten years after the date of grant. An Agreement may


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     permit acceleration of the expiration of the applicable Term upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include without limitation acceleration resulting from the occurrence of a Change in Control or a Fundamental Change or in the event of the Participant's death, Disability or Retirement. Acceleration of the Performance Cycle of Performance Units shall be subject to Section 11.2.

          6.4 AGREEMENTS. Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in this Plan.

          6.5 TRANSFERABILITY. During the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant's legal representative or, if so provided in the applicable Agreement in the case of a Non-Statutory Stock Option, a permitted transferee as hereinafter described) may exercise an Option or Stock Appreciation Right, or receive payment with respect to an Award of Performance Units or any other Award. No Award of Restricted Stock (prior to the expiration of the restrictions), Options, Stock Appreciation Rights, Performance Units or Other Stock-Based Awards (other than an Award of Stock without restrictions) may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder, and any attempt to do so shall be of no effect. Notwithstanding the immediately preceding sentence, (i) an Agreement may provide that the Award subject to the Agreement shall be transferable to a Successor in the event of a Participant's death and (ii) an Agreement may provide that a Non-Statutory Stock Option shall be transferable to any member of a Participant's "immediate family" (as such term is defined in Rule 16a-1(e) promulgated under the Exchange Act, or any successor rule or regulation) or to one or more trusts whose beneficiaries are members of such Participant's "immediate family" or partnerships in which such family members are the only partners; provided, however, that (1) the Participant receives no consideration for the transfer and (2) such transferred Non-Statutory Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Non-Statutory Stock Option immediately prior to its transfer.

          6.6 TERMINATION OF EMPLOYMENT. Except as otherwise set forth in this Plan or as otherwise determined by the Committee or provided by the Committee in an applicable Agreement, in case of termination of employment, the following provisions shall apply:

                (i)    OPTIONS AND STOCK APPRECIATION RIGHTS.

                       (A) DEATH. If a Participant who has been granted an Option or Stock Appreciation Rights shall die before such Option or Stock Appreciation Rights have expired, the Option or Stock Appreciation Rights shall become exercisable in full, and may be exercised by the Participant's Successor at any time, or from time to time, within one year after the date of the Participant's death.

                       (B) DISABILITY OR RETIREMENT. If a Participant's employment terminates (or in the case of an Outside Director, if such Outside Director ceases to be a Director of the Company) because of Disability or Retirement,


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                the Option or Stock Appreciation Rights shall become exercisable in full, and the Participant may exercise his or her Options or Stock Appreciation Rights at any time, or from time to time, within one year after the date of such termination.

                       (C) REASONS OTHER THAN DEATH, DISABILITY OR RETIREMENT. If a Participant's employment terminates for any reason other than death, Disability or Retirement, the unvested or unexercised portion of any Award held by such Participant shall terminate at the date of termination of employment.

                       (D) EXPIRATION OF TERM. Notwithstanding the foregoing paragraphs (A)-(C), in no event shall an Option or a Stock Appreciation Right be exercisable after expiration of the Term of such Award.

                (ii) PERFORMANCE UNITS. If a Participant's employment with the Company or any of its Affiliates terminates during a Performance Cycle because of death, Disability or Retirement, or under other circumstances provided by the Committee in its discretion in the applicable Agreement, the Participant shall be entitled to a payment of Performance Units at the end of the Performance Cycle based upon the extent to which achievement of performance targets was satisfied at the end of such period (as determined at the end of the Performance Cycle) and prorated for the portion of the Performance Cycle during which the Participant was employed by the Company or any Affiliate. Except as provided in this Section 6.6(ii) or in the applicable Agreement, if a Participant's employment terminates with the Company or any of its Affiliates during a Performance Cycle, then such Participant shall not be entitled to any payment with respect to that Performance Cycle.

                (iii) RESTRICTED STOCK. In case of a Participant's death, Disability or Retirement, the Participant shall be entitled to receive that number of shares of Restricted Stock under outstanding Awards which has been pro rated for the portion of the Term of the Awards during which the Participant was employed by the Company or any Affiliate, and with respect to such Shares all restrictions shall lapse.

          6.7 RIGHTS AS SHAREHOLDER. A Participant shall have no rights as a shareholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record.

     7. RESTRICTED STOCK AWARDS. Restricted Stock may be granted in the form of Shares registered in the name of the Participant but held by the Company until the end of the Term of the Award. Any employment conditions, performance conditions and the Term of the Award shall be established by the Committee in its discretion and included in the applicable Agreement. The Committee may provide in the applicable Agreement for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine. No Award of Restricted Stock may vest earlier than one year from the date of grant, except as provided in the applicable Agreement.

     8. OTHER STOCK-BASED AWARDS. The Committee may from time to time grant Awards of Stock, and other Awards under this Plan (collectively herein defined as "Other Stock-Based Awards"),


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including without limitation those Awards pursuant to which Shares may be acquired in the future, such as Awards denominated in Stock units, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the Award to which such Shares relate.

     9.   STOCK OPTIONS.

          9.1 TERMS OF ALL OPTIONS. Each Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. Only Non-Statutory Stock Options may be granted to Employees who are not employees of the Company or an Affiliate. Subject to Sections 9.2 and 9.3(iv) below, the purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Agreement, but shall not be less than 85% of the Fair Market Value of a Share as of the date the Option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that, to the extent permitted by law, Participants may simultaneously exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale as payment of the purchase price of such Shares. The purchase price may be payable in cash, or through a reduction of the number of Shares delivered to the Participant upon exercise of the Option or by delivery to the Company of Shares held by such Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased pursuant to the Option), or a combination thereof, unless otherwise provided in the Agreement. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated. No Participant may receive any combination of Options to purchase and Stock Appreciation Rights relating to more than 250,000 Shares in the aggregate pursuant to Awards over a five-year period (subject to adjustment pursuant to Section 16 hereof).

          9.2 INCENTIVE STOCK OPTIONS. In addition to the other terms and conditions applicable to all Options:

                (i) the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option and to the extent an Option or Options granted to a Participant exceed such limit, such Option or Options shall be treated as a Non-Statutory Stock Option;

                (ii) the purchase price of Shares covered by Incentive Stock Options must not be less than 100% of the Fair Market Value of the Shares on the date of grant;

                (iii) an Incentive Stock Option shall not be exercisable more than 10 years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option; and

                (iv) if the Participant owns, or is deemed under Section 424(d) of the Code to own, stock of the Company or of any Affiliate possessing more than 10% of the total combined voting power of all classes of stock therein at the time the Incentive Stock Option is granted:

                       (A) the purchase price of the Shares covered by the Incentive Stock Option must not be less than 110% of the Fair Market Value of Shares on the date of grant; and

                       (B) the Term of the Incentive Stock Option must not be greater than five years from the date of grant.

                (v) the Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such Option as an Incentive Stock Option.

          9.3   OUTSIDE DIRECTOR OPTIONS.

                (i)    (A)    Upon the Initial Election (as defined below) of an
          Outside Director, such Outside Director shall be granted Non-Statutory Stock Options to purchase 11,250 Shares (subject to adjustment pursuant to Section 16 hereof). The date of such Initial Election also shall be the date of grant for Options granted pursuant to this clause (i)(A). The "Initial Election" shall be an individual's initial appointment or election to be a Director of the Company. Notwithstanding the foregoing, no Director who has received Options under the 1994 Spine-Tech, Inc. Stock Option Plan (the "1994 Plan") as an Outside Director shall receive Options under this Section 9.3(i)(A).
                       (B) Each person who is an Outside Director shall be granted Non-Statutory Stock Options to purchase 3,750 Shares (subject to adjustment pursuant to Section 16 hereof) at the conclusion of each Annual Meeting of Shareholders of the Company (the "Annual Meeting") occurring after the Initial Election Vesting Date (as defined below). The date of each such Annual Meeting shall also be the date of grant for options granted pursuant to this clause (i)(B). The "Initial Election Vesting Date" is the date which is the second anniversary of the Initial Election in the case of a Director appointed or elected to become a Director after the Effective Date, and the in case of a Director serving as a director as of the Effective Date, the "Initial Election Vesting Date" of such Director under the 1994 Plan.

                (ii)   Subject to the provisions of subparagraph 9.3(iii) below:

                       (A) Non-Statutory Stock Options granted to an Outside Director pursuant to subparagraph 9.3(i)(A) above shall vest and become exercisable pursuant to the following schedule:

                OPTIONS:                VESTING DATE:
                --------                -------------

                 3,750                  date of grant
                 3,750                  first anniversary of date of grant
                 3,750                  second anniversary of date of grant

                       (B) Non-Statutory Stock Options granted to an Outside Director pursuant to subparagraph 9.3(i)(B) above shall vest and become exercisable one year after the date of grant.

                (iii) Each Non-Statutory Option granted to an Outside Director pursuant to this Section 9.3 and all rights to purchase Shares thereunder shall terminate on the earlier of ten years after the date such Option is granted or as otherwise set forth herein. In no event shall such Non-Statutory Option be exercisable at any time after its original expiration date. When a Non-Statutory Option is no longer exercisable, it shall be deemed to have lapsed or terminated and will no longer be outstanding.


                (iv) The purchase price of each Share subject to an Option granted pursuant to this Section 9.3 shall be 100% of the Fair Market Value of a Share as of the date of grant. Notwithstanding anything to the contrary stated in this Plan, for purposes of this Section 9.3 and the definition of Fair Market Value in Section 2(p) hereof, each Non-Statutory Stock Option granted pursuant to this Section 9.3 shall be deemed conclusively to have been granted prior to close of the applicable securities exchange or system on the date of grant. An Outside Director may exercise a Director Option using as payment any form of consideration provided for in Section 9.1 hereof.

                (v) Director Options shall be evidenced by an agreement signed on behalf of the Company by an officer thereof which only incorporates by reference the terms of this Plan. It is intended that the provisions of this Section 9.3 shall not cause Outside Directors to cease to be considered Disinterested Persons and, as a result, the provisions of this Section 9.3 shall be interpreted to be consistent with the foregoing intent. Outside Directors may not be granted Awards under this Plan other than pursuant to this Section 9.3.

                (vi) Unless the Director Option shall have expired, in the event of an Outside Director's death, the Director Option granted to such Outside Director shall be transferable to the beneficiary, if any, designated by the Outside Director in writing to the Company prior to the Outside Director's death and such beneficiary shall succeed to the rights of the Outside Director to the extent permitted by law. If no such designation of a beneficiary has been made, the Outside Director's legal representative shall succeed to the Director Option, which shall be transferable by will or pursuant to the laws of descent and distribution.

                (vii) During the lifetime of an Outside Director who has been granted a Non-Statutory Stock Option pursuant to this Section 9.3, only the Outside Director (or such Outside Director's legal representative or, if transfers to members of the Outside Director's "immediate family" or to family trusts or partnerships become permitted as hereinafter provided, a permitted transferee) may exercise the Non-Statutory Stock

          Option. No such Non-Statutory Stock Option may be sold, assigned, transferred, exchanged, or otherwise encumbered, and any attempt to do so shall be of no effect. The foregoing sentence notwithstanding, from and after the earlier of (i) the time that Exchange Act
          Rule 16b-3 no longer prohibits such transfers as a condition to application of such Rule or (ii) the time that the Outside Director retires from the Board and is no longer subject to the reporting requirements of Section 16 of the Exchange Act, such Outside Director may transfer a Non-Statutory Stock Option granted pursuant to this
          Section 9.3 to any member of such Outside Director's "immediate family" (as such term is defined in Rule 16a-1(e) promulgated under the Exchange Act, or any successor rule or regulation) or to one or more trusts whose beneficiaries are members of such Outside Director's "immediate family" or partnerships in which such family members are the only partners; provided, however, that (i) the transferor receives no consideration for the transfer and (ii) such transferred Non-Statutory Stock Option shall continue to be subject to the same terms and conditions as were applicable to such Non-Statutory Stock Options immediately prior to its transfer.

                (viii) Each Option granted pursuant to this Section 9.3 which has not lapsed or expired shall immediately vest and become exercisable as set forth in Section 6.6(i) hereof and vest and become exercisable in full upon a Change in Control.

     10. STOCK APPRECIATION RIGHTS. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (i) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (ii) a specified price which shall not be less than 100% of the Fair Market Value of such Shares as of the date of grant of the Stock Appreciation Right. A Stock Appreciation Right may be granted in connection with a previously or contemporaneously granted Option, or independent of any Option. If issued in connection with an Option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels the Option with which it is connected and exercise of the connected Option cancels the Stock Appreciation Right. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Agreement. Notwithstanding anything to the contrary stated in this Plan, no Stock Appreciation Right shall be exercisable prior to six months from the date of grant except in the event of the death or Disability of the Participant. No Stock Appreciation Right shall be exercisable at any time after its expiration date. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have lapsed or terminated. Except as otherwise provided in the applicable Agreement, upon exercise of a Stock Appreciation Right, payment to the Participant (or to his or her Successor) shall be made in the form of cash, Stock or a combination of cash and Stock as promptly as practicable after such exercise. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Stock) may be made in the event of the exercise of a Stock Appreciation Right. As specified in Section 9.1 hereof, no Participant may receive any combination of Options to purchase and Stock Appreciation Rights relating to more than 250,000 Shares in the aggregate pursuant to awards over a five-year period under this Plan.

     11.  PERFORMANCE UNITS.

          11.1 INITIAL AWARD. An Award of Performance Units under this Plan shall entitle a Participant (or a Successor) to future payments of cash, Stock or a combination of cash and Stock, as determined by the Committee and provided in the Agreement, based upon the achievement of pre-established performance targets established in writing by the Committee. Such performance targets may, but need not, include without limitation targets relating to one or more of corporate, group, unit, division, Affiliate or individual performance. With respect to those Employees who are "covered employees" within the meaning of Section 162(m) of the Code and the regulations thereunder, such performance targets shall consist of one or any combination of two or more of revenue, revenue per employee, earnings before income tax (profit before taxes), earnings before interest and income tax, net earnings (profits after tax), earnings per employee, tangible, controllable or total asset turnover, earnings per share, stock price, operating income, total shareholder return, market share, return on equity, before- or after-tax return on net assets, distribution expense, inventory turnover, or economic value added, and any such targets may relate to one or any combination of two or more of corporate, group, unit, division, Affiliate or individual performance. The Agreement may establish that a portion of a full or maximum amount of a Participant's Award will be paid for performance which exceeds the minimum target but falls below the maximum target applicable to such Award. The Agreement shall also provide for the timing of such payment. Following the conclusion or acceleration of each Performance Cycle, the Committee shall determine the extent to which (i) performance targets have been attained,
     (ii) any other terms and conditions with respect to an Award relating to such Performance Cycle have been satisfied and (iii) payment is due with respect to an Award of Performance Units. No Participant may receive Performance Units relating to more than 100,000 Shares pursuant to Awards over a five-year period under this Plan.

          11.2 ACCELERATION AND ADJUSTMENT. The Agreement may permit an acceleration of the Performance Cycle and an adjustment of performance targets and payments with respect to some or all of the Performance Units awarded to a Participant, upon such terms and conditions as shall be set forth in the Agreement, upon the occurrence of certain events, which may but need not include without limitation a Change in Control, a Fundamental Change, a recapitalization, a change in the accounting practices of the Company, a change in the Participant's title or employment responsibilities, the Participant's death, Disability or Retirement or, with respect to payments in Stock with respect to Performance Units, a reclassification, stock dividend, stock split or stock combination as provided in Section 16 hereof.

          11.3 VALUATION. Each Performance Unit earned after conclusion of a Performance Cycle shall have a value equal to the average of the Fair Market Values of a Share for the 20 consecutive business days ending on and including the last day of such Performance Cycle.


     12.  EFFECTIVE DATE OF THIS PLAN.

          12.1 EFFECTIVE DATE. This Plan shall become effective upon approval thereof by the Board, provided that this Plan is approved and ratified by the affirmative vote of the holders of a majority of the outstanding shares of Stock present or represented and entitled to vote in person or by proxy at a meeting of the shareholders of the Company no later than December 31, 1996.

          12.2 DURATION OF THE PLAN. This Plan shall remain in effect until the earlier of (i) the date all Stock subject to it shall be distributed or
     (ii) the date all Awards have expired or lapsed, or (iii) the date this Plan is terminated pursuant to Section 15. No Award of an

     Incentive Stock Option shall be made more than 10 years after the Effective Date (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option. Except with regard to Awards granted pursuant to Section 9.3 hereof, the date and time set forth by the Committee of the granting of an Award shall be considered the date and time at which such Award is made or granted, notwithstanding the date of any Agreement with respect to such Award.

     13. RIGHT TO TERMINATE EMPLOYMENT. Nothing in this Plan shall confer upon any Participant the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate the employment of the Participant with or without cause.

     14. TAX WITHHOLDING. The Company shall have the right to withhold from any cash payment under this Plan to a Participant or other person an amount sufficient to cover any required withholding taxes. The Company shall have the right to require a Participant or other person receiving Stock under this Plan to pay the Company a cash amount sufficient to cover any required withholding taxes. In lieu of all or any part of such a cash payment from a person receiving Stock under this Plan, the Committee may permit the individual to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the individual's full FICA and Medicare, and federal, state and local income tax with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to him or her or a subsequent return to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws. Unless such limitations were waived by the Committee, such elections are subject to the following limitations if, and to the extent, such limitations are necessary to comply with Exchange Act Rule 16b-3 or any successor provision:

          14.1 TIME OF ELECTION AND EXERCISE. Except as set forth in paragraph 14.1(iii) below, any such election by a Participant who is then subject to the reporting requirements of Section 16 of the Exchange Act or any successor provision ("Section 16") or his or her Successor may be made only if the conditions set forth in clauses (i) and (ii) below are satisfied:

                (i)    (A)    The election is made during the period beginning
          on the third business day following the date of public release of the Company's quarterly or annual financial statements and ending on the twelfth business day following such date of public release, or

                       (B) The election is made at least six months prior to the date the Award is paid to such Participant.

                (ii) An election by a Participant or his Successor may not be made within six months of the date of grant of the Award to which the payment relates; provided, however, that such restriction does not apply in the event death or Disability of the Participant occurs prior to such election and during such six month period.

                (iii)  Notwithstanding the foregoing, a Participant subject to
          Section 16 who tenders previously owned Shares to the Company in payment of the purchase price of

          Shares in connection with exercise of an Option may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such Option exercise without regard to the time periods set forth in clauses (i) and (ii) above.

                The foregoing restrictions do not apply to any Participant who is not subject to the reporting requirements of Section 16 at the time of the election.


          14.2 COMMITTEE APPROVAL. Any such election by a Participant then subject to the reporting requirements of Section 16 or his Successor is irrevocable and is subject to approval by the Committee. The Committee's approval may be granted in advance but is subject to revocation by the Committee at any time.

     15. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board may at any time terminate, suspend or modify this Plan; provided, however, that the Board shall not amend Section 9.3 hereof more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain this Plan in compliance with the requirements of Exchange Act Rule 16b-3, Code Section 422, their successor provisions or any other applicable law or regulation. No termination, suspension, or modification of this Plan will materially and adversely affect any right acquired by any Participant (or his legal representative) or any Successor under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 11.2 or Section 16 does not adversely affect any right of a Participant under an Award.

     16. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. Appropriate adjustments in the aggregate number and type of Shares available for Awards under this Plan, in the limitations on the number and type of Shares that may be issued to an individual Participant, in the number and type of Shares subject to and the vesting schedule of Director Options then outstanding and thereafter issued and in the number and type of Shares and amount of cash subject to other Awards then outstanding, in the Option price as to any outstanding Options and, subject to
Section 11.2, in outstanding Performance Units and payments with respect to outstanding Performance Units may be made by the Committee in its sole discretion to give effect to adjustments made in the number or type of Shares through a Fundamental Change (subject to Section 17), recapitalization, reclassification, stock dividend, stock split, stock combination or other relevant change, provided that fractional Shares shall be rounded to the nearest whole Share.

     17.  FUNDAMENTAL CHANGE.  In the event of a proposed Fundamental Change:

          (a) involving a merger, consolidation or statutory share exchange, unless appropriate provision shall be made (which the Committee may, but shall not be obligated to, make) for the protection of the outstanding Options and Stock Appreciation Rights by the substitution of options, stock appreciation rights and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, to be issuable upon the exercise of options or used to calculate payments upon the exercise of stock appreciation rights in lieu of Options, Stock Appreciation Rights and capital stock of the Company; or

          (b)   involving the dissolution or liquidation of the Company,

the Committee may but shall not be obligated to, declare, at least 20 days prior to the occurrence of the Fundamental Change, and provide written notice to each holder of an Option or Stock Appreciation Right of the declaration, that each outstanding Option and Stock Appreciation Right, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change in exchange for payment to each holder of an Option or Stock Appreciation Right, within 20 days after the Fundamental Change, of cash equal to (i) for each Share covered by the canceled Option, the amount, if any, by which the Fair Market Value (as defined in this Section 17) per Share exceeds the exercise price per Share covered by such Option or (ii) for each Stock Appreciation Right, the price determined pursuant to Section 10 hereof, except that Fair Market Value of the Shares as of the date of exercise of the Stock Appreciation Right, as used in clause (i) of Section 10, shall be deemed to mean Fair Market Value for each Share with respect to which the Stock Appreciation Right is calculated determined in the manner hereinafter referred to in this Section 17. At the time of the declaration provided for in the immediately preceding sentence, each Stock Appreciation Right that has been outstanding for at least six months and each Option shall immediately become exercisable in full and each person holding an Option or a Stock Appreciation Right shall have the right, during the period preceding the time of cancellation of the Option or Stock Appreciation Right, to exercise the Option as to all or any part of the Shares covered thereby or the Stock Appreciation Right in whole or in part, as the case may be. In the event of a declaration pursuant to this
Section 17, each outstanding Option and Stock Appreciation Right that shall not have been exercised prior to the Fundamental Change shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option or Stock Appreciation Right shall be entitled to the payment provided for in this
Section 17 if such Option or Stock Appreciation Right shall have expired pursuant to an Agreement. For purposes of this Section 17 only, "Fair Market Value" per Share means the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in this Plan.

     18. UNFUNDED PLAN. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

     19. OTHER BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

     20. BENEFICIARY UPON PARTICIPANT'S DEATH. To the extent that the transfer of a Participant's Award at his death is permitted by this Plan or under an Agreement, (i) a Participant's Award shall be transferable at his death to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (ii) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law. If no such designation of a beneficiary has been made, the Participant's legal representative shall succeed to the Awards which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

     21. FORFEITURES. In the event an Employee has received or been entitled to payment of cash, delivery of Shares or a combination thereof pursuant to an Award within six months prior to the Employee's termination of employment with the Company and its Affiliates, the Committee, in its sole discretion, may require the Employee to return or forfeit the cash and/or Shares received with respect to the Award (or its economic value as of (i) the date of the exercise of Options or Stock Appreciation Rights, (ii) the date of, and immediately following, the lapse of restrictions on Restricted Stock or the receipt of Stock without restrictions, or (iii) the date on which the right of the Employee to payment with respect to Performance Units vests, as the case may be) in the event of any of the following occurrences: competition with the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies or business policies of the Company or any Affiliate, or any other occurrence specified in the related Agreement. The Committee's right to require forfeiture must be exercised within 90 days after discovery of such an occurrence but in no event later than 15 months after the Employee's termination of employment with the Company and its Affiliates.

     22.  LIMITS OF LIABILITY.

                (i) Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Agreement.

                (ii) Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under 3.2 hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan.

     23. COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS. No certificate for Shares distributable pursuant to this Plan shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company's Shares may, at the time, be listed.

     24. PARACHUTE PAYMENTS. Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 24, if Awards to which a Participant shall become entitled to hereunder, either alone or together with other payments in the nature of compensation to the Participant which are contingent on a change in the ownership or effective control of the

Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a "parachute payment" as defined in
Section 280G of the Code or any successor provision thereto, such payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto). The Participant in good faith shall determine the amount of any reduction to be made pursuant to this Section 24 and shall select from among the foregoing benefits and payments those which shall be reduced. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Plan shall, however, reduce the benefits to which the Participant would be entitled under this Plan in the absence of this Section 24 to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Plan, notwithstanding anything to the contrary provided in the first sentence of this
Section 24.

     25. TERMINATION OF PRIOR PLANS. Effective upon the approval of this Plan by the Company's shareholders, no further grants of options shall be made under the Prior Plans. Thereafter, all options granted under the Prior Plans prior to such approval by the shareholders shall continue in accordance with the terms of the Prior Plans.

     26. GOVERNING LAW. To the extent that Federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Minnesota and construed accordingly.